As filed with the Securities and Exchange Commission on July 11, 2013

Registration No. 333-164890

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MYREXIS, INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	26-3996918
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

c/o Xstelos Holdings, Inc.
630 Fifth Avenue, Suite 2260
New York, New York 10022
(801) 214-7800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan M. Couchman
President and Chief Executive Officer
Myrexis, Inc.
c/o Xstelos Holdings, Inc.
630 Fifth Avenue, Suite 2260
New York, New York 10020
(801) 214-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Adam W. Finerman, Esq. Olshan Frome Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 (212) 451-2300

Approximate date of commencement of proposed sale to the public:  The shares of common stock registered under this registration statement were to be issued upon consummation of the merger of Myrexis, Inc. (f/k/a Myriad Pharmaceuticals, Inc.) (the “Company”) with and into Javelin Pharmaceuticals, Inc., as described in the agreement and plan of merger dated as of December 18, 2009.  The merger was not consummated and the parties terminated the merger agreement effective April 16, 2010.  Accordingly, the Company has not, and will not, issue any shares of its common stock registered under this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being offered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

DEREGISTRATION OF SECURITIES

On February 10, 2010, Myrexis, Inc. (f/k/a Myriad Pharmaceuticals, Inc.) (the “Company”) filed a registration statement on Form S-4, as amended (File No. 333-164890), with the Securities and Exchange Commission with respect to shares of common stock, par value $0.01 per share, of the Company.  The registration statement was declared effective by the Securities and Exchange Commission on March 12, 2010.  As described on the cover page to this Post-Effective Amendment No. 1 to the registration statement, the shares of common stock were to be issued upon consummation of the merger of the Company with and into Javelin Pharmaceuticals, Inc., as described in the agreement and plan of merger dated as of October 3, 2012.

The merger was not consummated, and the parties terminated the merger agreement effective April 16, 2010.  As a result, the offering under this registration statement was terminated, and the Company has not, and will not, issue any of the shares common stock under this registration statement.  In accordance with an undertaking made by the Company in the registration statement, the Company is filing this Post-Effective Amendment No. 1 to the registration statement to deregister all shares of common stock previously registered.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on the 11th day of July, 2013.

MYREXIS, INC.

By:	/s/ Jonathan M. Couchman
	Name:	Jonathan M. Couchman
	Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.